Exhibit 99.3

Consent of Director Nominee

60 Degrees Pharmaceuticals, Inc. is filing a Registration Statement on Form S-1 (Registration No. 333-            ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of 60 Degrees Pharmaceuticals, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Board of Directors of 60 Degrees Pharmaceuticals, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Stephen Toovey
Name:	Stephen Toovey
07/12/2022